




                          FIBERNET TELECOM GROUP, INC.

                           FIRST AMENDED AND RESTATED

                           INVESTOR'S RIGHTS AGREEMENT

                               NOVEMBER 11, 2002
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                                TABLE OF CONTENTS

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
1.      Definitions...........................................................      1

2.      Registration Rights...................................................      4
        2.1    Shelf Registration.............................................      4
        2.2    Company Registration...........................................      5
        2.3    Obligations of the Company.....................................      6
        2.4    Furnish Information............................................      8
        2.5    Expenses of Registration.......................................      8
        2.6    Delay of Registration..........................................      8
        2.7    Indemnification................................................      8
        2.8    Reports Under Securities Exchange Act of 1934..................     10
        2.9    Assignment of Registration Rights..............................     11
        2.10   Limitations on Subsequent Registration Rights..................     11
        2.11   Market-Standoff Agreement......................................     11
        2.12   Termination of Registration Rights.............................     12

3.      Transfer Restrictions.................................................     12
        3.1    Restrictions on Transfer.......................................     12
        3.2    Right of First Offer...........................................     12

4.      Miscellaneous.........................................................     14
        4.1    Legends........................................................     14
        4.2    Entire Agreement...............................................     14
        4.3    Recapitalizations, Etc.........................................     14
        4.4    Successors and Assigns.........................................     15
        4.5    Amendments and Waivers.........................................     15
        4.6    Notices........................................................     15
        4.7    Severability...................................................     15
        4.8    Delays or Omissions; Remedies Cumulative.......................     15
        4.9    Attorney's Fees................................................     16
        4.10   Governing Law..................................................     16
        4.11   Counterparts...................................................     16
        4.12   Interpretation.................................................     16

                          FIBERNET TELECOM GROUP, INC.
                           FIRST AMENDED AND RESTATED
                           INVESTOR'S RIGHTS AGREEMENT

      This First Amended and Restated Investor's Rights Agreement (this "Agreement") is made as of November 11, 2002, between FiberNet Telecom Group, Inc., a Delaware corporation (the "Company") and the investors listed on Exhibit A hereto, each of which is herein referred to as an "Investor".

                                    RECITALS

      Pursuant to a Purchase Agreement among the Company and the Investors dated October 30, 2002 (the "Old Purchase Agreement"), certain Investors purchased from the Company, and the Company sold to the Investors, upon the terms and subject to the conditions set forth therein, shares of the Common Stock, par value $0.001 per share, and warrants of the Company to purchase shares of Common Stock (the "Old Warrants");

      The Company and the Investors have entered into a Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, shares of the Company's Common Stock and warrants to purchase an additional amount of such shares (the "New Warrants" and together with the Old Warrants, the "Warrants"). A condition to the Investors' obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to provide the Investors with certain rights to register shares of the Company's Common Stock. The Company desires to induce the Investors to purchase shares of Common Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

                                    AGREEMENT

      The parties agree as follows:

      1.    DEFINITIONS.

      For purposes of this Agreement:

                  (a) "Business Day" means a day other than a Saturday or Sunday or any federal holiday.

                  (b) "Common Stock" means the common stock, par value $0.001, of the Company.

                  (c) "Credit Agreement" means the Company's Amended and Restated Credit Agreement dated as of February 9, 2001 (as amended, supplemented, amended and restated or otherwise modified from time to time) among FiberNet Operations, Inc., Devnet, L.L.C., the financial institutions from time to time parties thereto as lenders, Deutsche Bank AG

New York Branch, as administrative agent, Toronto Dominion (USA) Securities Inc., as syndication agent, and Wachovia Investors, Inc., as documentation agent.

                  (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (e) "Exempt Registration" means (i) a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or (ii) a registration statement filed by the Company pursuant to the terms of the New Equity Registration Rights Agreement.

                  (f) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of distributions of secondary shares.

                  (g) "New Equity Registration Rights Agreement" means the Registration Rights Agreement dated as of October 30, 2002, by and among the Company and the purchasers listed on Schedule I thereto as in effect on the date hereof.

                  (h) "Nortel Note Exchange Agreement" means the Note Exchange Agreement, dated as of October 30, 2002, by and between the Company and SDS Merchant Fund, L.P. as in effect on the date hereof, pursuant to which the promissory note issued by the Company to Nortel Networks Inc. on December 7, 2001, will be surrendered to the Company in exchange for shares of Common Stock.

                  (i) "Permitted Sale" means either (1) a transfer of Common Stock or Warrants to any Permitted Transferee, or (2) a transfer of Common Stock and Warrants in connection with a disposition of all of the equity interests of the Company and all of the Company's obligations under the Credit Agreement held by the transferor.

                  (j) "Permitted Transferee" means (i) in the case of an Investor who is an individual, such person's ancestors, descendants or spouse, or any custodian or trustee for the account of such person (or for the account of such person's ancestors, descendants or spouse), (ii) in the case of an Investor which is a partnership or limited liability company, any constituent partner or member of such entity, (iii) in the case of an Investor which is a corporation, any parent corporation or wholly-owned subsidiary corporation or any officer, director or 10% stockholder of such corporation, and (iv) any other Investor.

                  (k) "person" means any individual, corporation, partnership, limited liability company, trust, business, association or governmental or political subdivision thereof, governmental agency or other entity.

                  (l) "Purchase Price" means an amount per share equal to $0.15 (subject to adjustment for stock splits, stock dividends, stock recombinations and similar transactions).

                  (m) "Qualified Public Offering" shall mean any firm commitment underwritten public offering by the Company of its Common Stock yielding gross proceeds to the Company of at least $50.0 million at a per share price to the public of at least $10 (subject to adjustment for stock splits, stock dividends, stock recombinations and similar transactions).

                  (n) "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

                  (o) The term "Registrable Securities" means the shares of Common Stock issuable or issued to the Investors (i) pursuant to the Purchase Agreement, (ii) in connection with the exercise of Warrants issued or issuable pursuant to the Purchase Agreement or Old Purchase Agreement, (iii) as Liquidated Damages pursuant to Section 2.1(b) hereof, (iv) pursuant to the Old Purchase Agreement and (v) as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i), (ii), (iii), (iv) and this clause (v). Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                  (p) The number of shares of "Registrable Securities then outstanding" shall equal the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                  (q) "SDS Note Exchange Agreement" means the Note Exchange Agreement, dated as of November 8, 2002, by and between the Company and SDS Merchant Fund, L.P. as in effect on the date hereof, providing for the conversion of the entire aggregate principal amount, all accrued and unpaid interest thereon and all other amounts payable in respect of the promissory note issued by the Company to SDS Merchant Fund, L.P. in March, 2002 in an initial principal amount of $2,000,000.

                  (r) "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  (s) "Securities Act" means the Securities Act of 1933, as amended.

                  (t) "Series H Share Exchange Agreement" means the Share Exchange Agreement, dated as of October 30, 2002, by and among the Company and each of the purchasers whose names appear on the signature pages thereto, pursuant to which the Company will issue Common Stock in exchange for all of its issued and outstanding shares of Series H Preferred Stock.

                  (u) "Series J Share Exchange Agreement" means the Series J-1 Share Exchange Agreement, dated as of October 30, 2002, by and among the Company and each of the purchasers whose names appear on the signature pages thereto, pursuant to which the Company will issue Common Stock in exchange for all of its issued and outstanding shares of Series J-1 Preferred Stock.

                  (v) "Trading Day" means, with respect to any security, any day on which the principal market (including any formal or informal over the counter market) in which such security is then traded or on which a quoted price therefor may be ascertained is open for business.

                  (w) "Transfer Restriction Period" means, (i) with respect to each Investor other than Nortel Networks Inc., the period of time commencing on the date of this Agreement and ending upon the first anniversary of the date of this Agreement, and (ii) with respect to Nortel Networks Inc., the period of time commencing on the date of this Agreement and ending on February 28, 2003.

      2.    REGISTRATION RIGHTS

            2.1   SHELF REGISTRATION.

                  (a) Filing. The Company shall (i) prepare and file with the SEC a shelf registration statement on Form S-3 (the "Shelf Registration Statement") pursuant to Rule 415 under the Securities Act relating to all of the Registrable Securities within 60 days of the date hereof (the "Filing Deadline") and (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days of the date hereof (the "Effectiveness Deadline"). The Shelf Registration Statement may also include all of the "Registrable Securities" as defined in the New Equity Registration Rights Agreement.

            The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resale of Registrable Securities by the holders thereof entitled to the benefits of this Section 2.1(a) and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant thereto.

                  (b)   Liquidated Damages.

      If (i) the Shelf Registration Statement is not filed with the SEC on or prior to the Filing Deadline, (ii) the Shelf Registration Statement has not been declared effective by the SEC on or prior to the Effectiveness Deadline, or
(iii) prior to the sale of all Registrable Securities covered by such Shelf Registration Statement, the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within two Business Days by a post-effective amendment to the Shelf Registration Statement that cures such failure and that is itself declared effective within five Business Days of filing such post-effective amendment to such Registration Statement (each such event referred to in clauses (i) through (iii), a "Registration Default"), then the Company hereby agrees to pay to each record holder of Registrable Securities liquidated damages ("Liquidated Damages") for the period during which such Registration Default continues at a per annum rate of 6% (or, for any period of time during which such Registration Default continues after June 30, 2004, 8%) of the Purchase Price of such Registrable Securities. Liquidated Damages shall be paid in shares of Common Stock at a per share rate equal to the Purchase Price. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Shelf Registration Statement, (2) upon the effectiveness of the Shelf Registration Statement, or (3) upon the filing of a post-effective amendment to the Shelf Registration Statement that causes the Shelf Registration Statement to again be declared effective or made usable, the Liquidated Damages payable with respect to the Registrable Securities as a result of such clause (i), (ii), or (iii), as applicable, shall cease to accrue. Notwithstanding anything to the contrary in this Section 2.1(b), if a Registration Default shall have occurred in connection with the Company's exercise of its rights under Section 2.1(c) hereof, such Registration Default shall not be deemed to occur until one Business Day following the termination of the postponement or suspension permitted pursuant to such Section 2.1(c).

      All accrued Liquidated Damages shall be paid to the holders of Registrable Securities entitled thereto on the last Business Day of each month in which such Liquidated Damages accrued. Notwithstanding the fact that any securities for which Liquidated Damages are due cease to be Registrable Securities, all obligations of the Company to pay Liquidated Damages with respect to securities shall survive until such time as such obligations with respect to such securities shall have been satisfied in full.

                  (c) Postponing Or Suspending Filing Or Effectiveness Of A Registration Statement.

      If (i) there is material non-public information regarding the Company which the Company's Board of Directors reasonably determines not to be in the Company's best interest to disclose and which the Company is not otherwise required to disclose, or (ii) there is a significant business opportunity (including the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which such Board of Directors reasonably determines not to be in the Company's best interest to disclose, then the Company may postpone or suspend filing or effectiveness of a registration statement for a period not to exceed 20 consecutive days, provided that the Company may not postpone or suspend its obligation under this Section 2.1(c) for more than 45 days in the aggregate during any 12 month period; provided, however, that no such postponement or suspension shall be permitted for consecutive 20 day periods, arising out of the same set of facts, circumstances or transactions.

            2.2   COMPANY REGISTRATION.

                  (a) INITIATION. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Investors) any of its stock in connection with a public offering of such securities for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Investor notice of such registration. Upon the written request of each Investor given within 20 days after receipt by such Investor of the Company's notice, the Company shall, subject to the provisions of Section 2.2(b), cause to be registered all of the Registrable Securities that each such Investor has requested to be registered.

                  (b) UNDERWRITTEN OFFERING. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 2.2(a) to include an Investor's securities in such underwriting unless such Investor accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters advise the Company in writing will not adversely affect the marketing of the Company's capital stock. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the maximum amount of securities sold other than by the Company that the underwriters determine would not adversely affect the marketing of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine would not adversely affect the marketing of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding apportionment, for any participating Investor that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Investor, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all persons included in such "selling stockholder," as defined in this sentence.

            2.3   OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 2 to effect the registration of any Registrable Securities, in addition to any other obligations of the Company under this Agreement, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

                  (c) Furnish to the Investors such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

                  (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Promptly notify each Investor of Registrable Securities covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Investor shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as reasonably practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Investors and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Investors and any underwriters may reasonably request.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

                  (h) Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Use its reasonable best efforts, after the effectiveness of a registration statement under the Securities Act qualifying a public offering of Registrable Securities held by an Investor, to issue and deliver, upon delivery of a certificate representing shares of Registrable Securities held by such Investor, that number of Registrable Securities represented by such certificate to the Depository Trust Company ("DTC") account on the Investor's behalf via the Deposit Withdrawal Agent Commission System ("DWAC").

                  (j) Use its reasonable best efforts to furnish, at the request of any Investor requesting registration of Registrable Securities pursuant to Section 2.2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2.2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective,
(i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investors requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investors requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Investors).

            2.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Investor's Registrable Securities.

            2.5 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations initiated pursuant to this Section 2, including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one special counsel for the selling Investors selected by Investors selling a majority of the subject Registrable Securities with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

            2.6 DELAY OF REGISTRATION. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 2:

                  (a) INDEMNIFICATION BY THE COMPANY. The Company will indemnify and hold harmless each Investor, any underwriter (as defined in the Securities Act) for such Investor, and each person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, and their respective officers, directors, partners, members, brokers, investment advisors, employees, legal counsel, accountants, and agents (collectively, the "Indemnified Parties"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Indemnified Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Indemnified Person for any such loss, claim, damage, liability, or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reasonable reliance upon and in conformity with written information furnished expressly for use in connection with such registration, by such Indemnified Person.

                  (b) INDEMNIFICATION BY THE INVESTORS. To the extent permitted by law, each selling Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Investor selling securities in such registration statement and any controlling person of any such underwriter or other Investor, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Investor.

                  (c) PROCEDURES. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 2.7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party.

                  (d) CONTRIBUTION. If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by an Investor under this Section 2.7(d) exceed the net proceeds from the offering received by such Investor. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) UNDERWRITING AGREEMENT. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (f) SURVIVAL. The obligations of the Company and Investors under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

            2.8 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times for so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                  (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Investors to use Form S-3 for the sale of their Registrable Securities;

                  (c) file with the SEC in a timely manner all reports and other documents as may be required of the Company under the Securities Act and the Exchange Act; and

                  (d) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company whether it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            2.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Investors under Section 2 may be assigned to any Permitted Transferee or any transferee or assignee in connection with the transfer or assignment of all or any portion of such Investor's Registrable Securities; provided, that (a) such transfer may otherwise be effected in accordance with applicable securities laws and other restrictions on transfer applicable to such shares, (b) notice of such assignment is given to the Company and (c) such transferee or assignee agrees to be bound by all provisions of this Agreement.

            2.10 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of Investors holding at least a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Investors which is included or (b) except pursuant to the New Equity Registration Rights Agreement, to make a demand registration which could result in such registration statement being declared effective within 120 days after the effective date of any registration effected pursuant to Section 2.

            2.11  MARKET-STANDOFF AGREEMENT.

                  (a) MARKET-STANDOFF PERIOD; AGREEMENT. In connection with a Qualified Public Offering of the Company's equity securities for cash subsequent to the date herein and upon request of the underwriters managing such offering of the Company's securities, each Investor hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Investor in the registration or thereafter in open market transactions) without the prior written consent of such underwriters, for such period of time (not to exceed (i) 180 days with respect to the next Qualified Public Offering and (ii) 90 days with respect to each other Qualified Public Offering, or in each case such shorter period as the Company agrees to with any other person) from the effective date of such registration as may be requested by such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such Qualified Public Offering.

                  (b) LIMITATIONS. The obligations described in Section 2.11(a) shall apply only if and to the extent that all officers and directors of the Company enter into similar agreements. If any standoff or lockup restrictions imposed on any holder of securities of the Company is waived or terminated, then such waiver or termination shall be granted to all Investors subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Investors. From and after the date of this Agreement, the Company shall use its reasonable best efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in this Section 2.11.

                  (c) STOP-TRANSFER INSTRUCTIONS. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Investor (and the securities of every other person subject to the restrictions in Section 2.11(a)).

            2.12 TERMINATION OF REGISTRATION RIGHTS. No Investor shall be entitled to exercise any registration right provided for in this Section 2 after the earlier of (a) such time as Rule 144 is available for the sale of all of such Investor's Registrable Securities during a three-month period without registration, without reference to Rule 144(k) and (b) 2 years after the consummation of the Company's next Qualified Public Offering.

      3.    TRANSFER RESTRICTIONS.

            3.1 RESTRICTIONS ON TRANSFER. Unless waived pursuant to Section 4.5, during the Transfer Restriction Period, each Investor agrees not to transfer any shares of Common Stock or Warrants received pursuant to the Purchase Agreement or Old Purchase Agreement or upon any exercise of such Warrants, except pursuant to a Permitted Sale.

            3.2   RIGHT OF FIRST OFFER.

                  (a) GENERAL. Each Investor shall have a right of first offer to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 3.2(c) hereof. Each Investor's pro rata share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion, exercise or exchange of securities of the Company) which such Investor holds immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion, exercise or exchange of securities of the Company) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" means (i) any Common Stock, preferred stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any common stock, preferred stock or other equity security of the Company (including any option or warrant to purchase such a convertible security) and (iii) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock or other equity security of the Company, and any such warrant or right.

                  (b) EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have 5 Business Days from the receipt of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale,

                  (c) EXCLUDED SECURITIES. The rights of first offer established by this Section 3 shall have no application to any of the following Equity Securities:

                        (i) up to 100,441,177 shares of Common Stock, and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), issued to employees, officers, directors or strategic partners of, or consultants, advisors, lenders, vendors or lessors to, the Company or any of its subsidiaries pursuant to the Company's stock incentive plans or pursuant to other similar arrangements that are approved by the Board of Directors (including the representatives of the Investors);

                        (ii)  [Intentionally Omitted];

                        (iii) any shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                        (iv) any Equity Securities that are issued by the Company to the holders of the Company's Common Stock and warrants on a pro rata basis pursuant to a registration statement filed under the Securities Act;

                        (v) any Equity Securities issued pursuant to any rights or agreements outstanding as of the date of this Agreement, or options or warrants outstanding as of the date of this Agreement as set forth in the Schedule of Exceptions to the Purchase Agreement (including Equity Securities issued by the Company pursuant to Nortel Note Exchange Agreement, SDS Note Exchange Agreement, the Series H Share Exchange Agreement, and the Series J Share Exchange Agreement);

                        (vi) Common Stock and warrants (and Common Stock issuable upon exercise of such warrants) issued by the Company pursuant to the Common Stock Purchase Agreement dated as of October 30, 2002, by and between the Company and the entities listed on Exhibit A thereto; or

                        (vii) any Equity Securities issued pursuant to the transactions described in Section 2.5.B(iii)(d) of the Credit Agreement if the proceeds from such issuance are used to prepay the Loans (as defined in the Credit Agreement) and permanently reduce the Commitments (as defined in the Credit Agreement) in accordance with
Section 2.5.C. of the Credit Agreement.

      4.    MISCELLANEOUS.

            4.1 LEGENDS. Each certificate representing shares of Common Stock held by an Investor or any subsequent holder of such shares shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW.

      THE SALE, TRANSFER OR PLEDGE OF THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES, AS THE SAME MAY BE AMENDED AND IN EFFECT FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

      The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder of a security legended pursuant to this Section 4 if such holder shall have obtained an opinion of counsel at such holder's expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend. The Company shall be obligated to reissue promptly certificates not having the second paragraph of the legend set forth above at the request of any holder of a security legended pursuant to this Section 4.1 if such holder is not a party to this Agreement or a person who is an Investor or transferee of an Investor hereunder.

            4.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.

            4.3 RECAPITALIZATIONS, ETC.. The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Registrable Securities by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

            4.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            4.5 AMENDMENTS AND WAIVERS. Any term of Section 2 of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least 75% of the Registrable Securities then outstanding. Any other term of this Agreement may be amended or waived only with the written consent of the Investors holding at least 75% of the Common Stock (on a fully-diluted basis) issued pursuant to the Purchase Agreement or the Old Purchase Agreement and then held by all Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor. Notwithstanding the foregoing, if in any particular instance a party's obligations or rights under this Agreement are adversely affected thereby in a disproportionately adverse manner from that in which other parties are affected by application of this Section, the consent of such party shall also be required in such instance.

            4.6 NOTICES. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or confirmed fax, or if mailed to a domestic address, 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or on Exhibit A hereto or as subsequently modified by written notice.

            4.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            4.8 DELAYS OR OMISSIONS; REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            4.9 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which such party may be entitled.

            4.10 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

            4.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.12 INTERPRETATION. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When used in this Agreement, the terms "include," "including," "includes" and other derivations of such word shall be deemed to be followed by the phrase "without limitation."

                            [Signature Page Follows]

      The parties have executed this Investor's Rights Agreement as of the date first above written.

COMPANY:


FIBERNET TELECOM GROUP, INC.



By:____________________________
Name:
Title:

INVESTORS:

DEUTSCHE BANK AG NEW YORK BRANCH



By:________________________________________
Name:
Title:



By:________________________________________
Name:
Title:

WACHOVIA INVESTORS, INC.



By:________________________________________
Name:
Title:

BANK ONE, N.A.



By:________________________________________
Name:
Title:

IBM CREDIT CORPORATION



By:________________________________________
Name:
Title:

NORTEL NETWORKS INC.



By:________________________________________
Name:
Title:

TORONTO DOMINION (TEXAS), INC.



By:________________________________________
Name:
Title:

                                    EXHIBIT A


      NAME OF INVESTOR                                 ADDRESS
      ----------------                                 -------
Deutsche Bank AG New York Branch           Deutsche Bank AG New York
                                           Branch
                                           31 West 52nd Street
                                           New York, New York 10019
                                           Attention:  Alexander Richarz
                                           Telecopy: (646) 324-7455

Wachovia Investors, Inc.                   Wachovia Investors, Inc.
                                           301 S. College St.,
                                           TW5 NC0537,
                                           Charlotte, NC 28288
                                           Attention: Matthew Berk
                                           Telecopy: (704) 383-9831

Bank One, N.A.                             FNBC Leasing Corporation
                                           55 West Monroe, 17th floor
                                           Mail Code IL1-0502
                                           Chicago IL 60670-0502

IBM Credit Corporation                     IBM Credit Corporation
                                           North Castle Drive
                                           Armonk, NY 10504
                                           Attn: Manager, Special Handling

Toronto Dominion (Texas), Inc.             Toronto Dominion (Texas), Inc.
                                           909 Fannin, Suite 1700
                                           Houston, Texas 77010
                                           Attn : Jano Nixon, Vice
                                           President

Nortel Networks Inc.                       Nortel Networks Inc.
                                           MS 991-15-A40
                                           2221 Lakeside Boulevard
                                           Richardson, Texas 75082
                                           Attention:  Customer Finance
                                           Telecopy: 972-684-3679